Exhibit 10.22

[***] = CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THIS OMITTED INFORMATION.

SECOND AMENDMENT TO OFFICE LEASE

This Second Amendment to Office Lease (the “Second Amendment”), dated December 26, 2013, is made by and between DOUGLAS EMMETT 2008, LLC, a Delaware limited liability company (“Landlord”), and BLACKLINE SYSTEMS, INC., a California corporation (“Tenant”).

WHEREAS,

A. Landlord, pursuant to the provisions of that certain Office Lease, dated November 22, 2010, a certain Memorandum of Lease Term Dates and Rent dated April 21, 2011, a certain First Amendment to Office Lease dated August 14, 2012 (collectively, the “Lease”), leased to Tenant and Tenant leased from Landlord space in the property located at 21300 Victory Boulevard, Woodland Hills, California 91367 (the “Building”), commonly known as Suite 1100 and Suite 1200 (the “Existing Premises”); and

B. Tenant wishes to expand its occupancy within the Building to include a short-term lease of additional office space in the Building on the eleventh floor of the Building (the “Expansion Premises”), which Expansion Premises is shown on Exhibit A and is designated as Suite 1150.

Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Lease.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.	Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Lease shall hold the same meaning for the purposes of this Second Amendment.

2.	Lease Term for Expansion Premises; Holdover. The lease term for the Expansion Premises (“Expansion Premises Term”) shall commence on February 1, 2014 (the “Expansion Premises Commencement Date”), and shall continue through and including 11:59 p.m. on July 31, 2014 (the “Expansion Premises Termination Date”). Notwithstanding any contrary provision of the Lease with respect to Tenant’s holding over in the Existing Premises, solely with respect to the Expansion Premises, if Tenant fails to deliver possession of the Premises on the Expansion Premises Termination Date, and holds over in the Expansion Premises, then such tenancy shall be construed as a month-to-month tenancy on the same terms and conditions as are contained herein, and the Fixed Monthly Rent payable by Tenant during such period of holding (but not to extend after October 31, 2014), shall be equal to one hundred percent (100%) of the Fixed Monthly Rent payable by Tenant for July 2014. If Tenant continues to holdover in the Expansion Premises after October 31, 2014, with or without Landlord’s consent, then the terms of Section 2.2 of the Lease shall apply to such holding over.

3.

Delivery Date. Landlord shall deliver exclusive possession of the Expansion Premises to Tenant, in broom-clean condition and free of any tenancies on the earlier of December 31, 2013 or the next business day after (i) the mutual execution of this Second Amendment by Landlord and Tenant and (ii) payment to Landlord of all funds due to be paid by Tenant upon execution of this Second Amendment; and (iii) delivery of written evidence to Landlord of the insurance covering the Expansion Premises required to be procured and maintained by Tenant under Section 19.2 of the Lease (the “Delivery Date”). Tenant’s occupancy of the Expansion Premises from and after the Delivery Date and prior to the Expansion Premises Commencement Date (the “Access Period”) shall be upon all of the terms and conditions of the Lease, as amended (including insurance coverage), except that during the Access Period Tenant shall not be obligated to pay Fixed Monthly Rent or Additional Rent for the Expansion Premises, or HVAC, janitorial, parking charges (except such parking charges as are due under the Lease with respect to the Existing Premises) during Normal Business Hours for the Expansion Premises until the Expansion Premises Commencement Date, provided that during the Access Period Tenant shall pay for Excess HVAC in accordance with the Lease, and any above-standard janitorial services or other above-standard services. Except as otherwise set forth in this Second Amendment, Landlord shall deliver the Expansion Premises to Tenant, and Tenant shall accept the Expansion Premises, in its “as-is” condition, subject to Landlord’s obligations under the Lease and this Second Amendment, and subject to any latent defects of

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which Tenant notifies Landlord in writing within six (6) months after the Delivery Date, and subject to the following representations and warranties by Landlord as of the Delivery Date: (a) the Building and mechanical systems serving the Expansion Premises shall be in proper working order and repair; (b) the Building systems serving the Expansion Premises shall provide electrical and HVAC capacity for standard office use consistent with Class A buildings in the Woodland Hills Area, provided that (i) occupancy in the Expansion Premises is, on average, no more than one (1) person for every 200 square feet of Usable Area in the Expansion Premises and (ii) Tenant does not use in the Expansion Premises any above-standard equipment that, in the aggregate with Tenant’s other electrical equipment in the Expansion Premises, consumes above-standard levels of electricity or otherwise overloads the Building’s electrical systems or creates any safety hazards. If possession of the Expansion Premises is not delivered by Landlord to Tenant in accordance with the terms and conditions of this Second Amendment within five (5) business days after the Delivery Date, then Tenant shall have the right to terminate this Second Amendment by giving written notice to Landlord within ten (10) business days after such failure. Landlord shall have three (3) days after receipt of such notice to cure such failure and, if Landlord has not cured the matter within such time period, this Second Amendment shall terminate upon a second (2nd) written notice from Tenant after such failure to cure. If such notice of termination is not so given by Tenant within said ten (10) business day time period, then this Second Amendment shall continue in full force and effect.

SECOND AMENDMENT TO OFFICE LEASE (continued)

4.	Expansion of Premises. Landlord and Tenant hereby stipulate that the Expansion Premises contains approximately 4,487 square feet of Rentable Area and approximately 3,793 square feet of Usable Area (which is in accordance with BOMA 2010). As of the Expansion Premises Commencement Date, during the Expansion Premises Term, the definition of the Premises shall be revised to include both the Existing Premises and the Expansion Premises, and wherever in the Lease the word “Premises” is found, it shall thereafter refer to both the Existing Premises and the Expansion Premises together, as if the same had been originally included in said Lease, subject to the terms and conditions of this Second Amendment.

5.	Fixed Monthly Rent; No Operating Expenses. Commencing on the Expansion Premises Commencement Date, and continuing through the Expansion Premises Termination Date, the Fixed Monthly Rent payable by Tenant for the Expansion Premises shall be $[***] per month.

Concurrent with Tenant’s execution and delivery to Landlord of this Second Amendment, Tenant shall pay to Landlord the Fixed Monthly Rent due for the Expansion Premises for February 2014.

For the avoidance of doubt, Operating Expenses shall not be payable with respect to the Expansion Premises (and Tenant’s Share shall remain as set forth in the original Lease and shall not be increased in connection with this Expansion Premises and/or this Second Amendment).

6.	Security Deposit. No Security Deposit and/or letter of credit shall be required in connection with this Second Amendment.

7.	Parking. Throughout the Expansion Premises Term, with respect to the Expansion Premises, Tenant shall have the right but not the obligation to purchase up to eighteen (18) unreserved parking permits. Commencing on the Expansion Premises Commencement Date and continuing through the Expansion Premises Termination Date, Tenant shall be granted a fifty percent (50%) discount on all parking charges for the above specified allocation of eighteen (18) unreserved permits. Except as modified herein, Tenant’s parking rights and obligations shall be as set forth in the Lease, and Tenant’s parking rights with respect to the Existing Premises shall not be reduced in any manner.

8.	Acceptance of Expansion Premises. Subject to the terms and conditions of this Second Amendment and the Lease (including, without limitation, Landlord’s covenants, representations and warranties), Tenant has made its own inspection of and inquiries regarding the Expansion Premises, which is already improved. Therefore, subject to the terms and conditions of this Second Amendment and the Lease (including, without limitation, Landlord’s covenants, representations and warranties), Tenant accepts the Expansion Premises in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Expansion Premises for the purposes intended by Tenant except as set forth in this Second Amendment or the Lease.

[***] = CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THIS OMITTED INFORMATION.

9.	Directory Signage. Tenant may, in its sole discretion, install building standard signage per a building standard location at the entrance of the Expansion Premises at Tenant’s sole cost and expense. If required by applicable law (such as, without limitation, any fire codes or regulation), or otherwise desired by Landlord, Landlord shall, at Landlord’s sole cost and expense, install building standard signage per a building standard location at the entrance of the Expansion Premises. During the Expansion Premises Term, Tenant, in its sole and absolute discretion, may elect to place up to an additional four (4) names on the directory board, at Landlord’s sole cost and expense, subject to space availability. The signage hereunder shall be in addition, and without limitation, to the signage provided under the Lease.

10.	Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this Second Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Second Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

If either signatory hereto is a corporation, the person(s) executing on behalf of said entity shall affix the appropriate corporate seal to each area in the document where request therefor is noted, and the other party shall be entitled to conclusively presume that by doing so the entity for which said corporate seal has been affixed is attesting to and ratifying this Second Amendment.

11.	Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Second Amendment other than Douglas Emmett Management, LLC and CBRE, Inc. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Second Amendment.

SECOND AMENDMENT TO OFFICE LEASE (continued)

12.	Confidentiality. Landlord and Tenant agree that the covenants and provisions of this Second Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, which permitted disclosure shall include, but not be limited to, the board members, legal counsel and/or accountants of either Landlord or Tenant.

13.	Governing Law. The provisions of this Second Amendment shall be governed by the laws of the State of California.

14.	Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

15.	Submission of Document. No expanded contractual or other rights shall exist between Landlord and Tenant with respect to the Expansion Premises, as contemplated under this Amendment, until both Landlord and Tenant have executed and delivered this Second Amendment, whether or not any additional rental or security deposits have been received by Landlord, and notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Second Amendment. The submission of this Second Amendment to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for the Tenant to lease the Expansion Premises, or otherwise create any interest by Tenant in the Expansion Premises or any other portion of the Building other than the original Existing Premises currently occupied by Tenant. Execution of this Second Amendment by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Second Amendment to Tenant.

[***] = CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THIS OMITTED INFORMATION.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:		TENANT:

DOUGLAS EMMETT 2008, LLC, a Delaware limited liability		BLACKLINE SYSTEMS, INC., a California
corporation company
By: /s/ Charles Best
By:	Douglas Emmett Management, Inc.,	Name: Charles Best
	a Delaware corporation, its Manager	Title: CFO

By: /s/ Michael J. Means
Michael J. Means,
Senior Vice President

Dated: December 30, 2013		Dated: December 30, 2013

[***] = CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THIS OMITTED INFORMATION.

EXHIBIT A – EXPANSION PREMISES PLAN

Suite 1150 at 21300 Victory Boulevard, Woodland Hills, California 91367

Rentable Area: approximately 4,487 square feet

Usable Area: approximately 3,793 square feet

December 26, 2013